Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-04

Free Writing Prospectus dated January 10, 2023

Nissan Auto Lease Trust 2023-A

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Company LLC
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated January 10, 2023 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings Inc.	S&P Global Ratings
Class A-1 Notes	F-1+ (sf)	A-1+ (sf)
Class A-2a Notes	AAA (sf)	AAA (sf)
Class A-2b Notes	AAA (sf)	AAA (sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class A-4 Notes	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of the Class A notes receive the ratings listed above.

Underwriters

BofA Securities	BNP PARIBAS	MUFG	SOCIETE GENERALE

Citigroup	Lloyds Securities	Mizuho	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-258304-01) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 or by emailing prospectus_requests@bofa.com.